UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. 2)

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

POLAR POWER, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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EXPLANATORY NOTE

Polar Power, Inc. (the “Company”) is filing this amendment No. 2 (the “Amendment No. 2”) to its definitive proxy statement on Schedule 14A, filed with the Securities and Exchange Commission on September 16, 2026 (the “Proxy Statement”) to make the following corrections:

Page 2:

Who is entitled to vote?

To be able to vote, you must have been a stockholder on September 9, 2026, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting. As of the record date, ~~4,309,319~~4,270,193 shares of our voting common stock and 1,611 shares of our voting Series A Preferred were outstanding.

How many votes do I have?

Holders of common stock and Series A Preferred will vote at the Annual Meeting on all matters. Each holder of common stock is entitled to one vote per share held. Holders of Series A Preferred generally are entitled to vote on all matters on which holders of common stock are entitled to vote, on an as-converted-to-common-stock basis (not to exceed the beneficial ownership limitation as described below), except on Proposal Three. As a result, a total of ~~5,265,881~~5,226,755 votes may be cast at the Annual Meeting.

What is a quorum?

For business to be conducted at the Annual Meeting, a quorum must be present. The presence at the Annual Meeting, either in person or by proxy, of holders of shares of outstanding common stock and preferred stock entitled to vote and representing at least a majority of our outstanding voting power will constitute a quorum for the transaction of business. Accordingly, shares representing ~~2,632,941~~2,613,378 votes must be present in person or by proxy at the Annual Meeting to constitute a quorum.

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Potential Adverse Effects of this Proposal

…

As of the Record Date, there were ~~4,309,319~~4,270,193 shares of our common stock outstanding. The Company has filed two registration statements to register the resale of an aggregate of 26,995,667 shares of common stock. If this Proposal Three is approved and all 26,995,667 shares of our common stock that we are registering for resale by the investors were issued and outstanding as of the Record Date, such shares would represent approximately six times of the total number of outstanding shares of common stock. Unless we obtain stockholder approval, we may not sell more than the Exchange Cap of 19.99% of shares of common stock issued and outstanding.

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After Each Reverse Split Ratio

	Current	1:3	1:10	1:20
Common Stock Authorized (1)	50,000,000	50,000,000	50,000,000	50,000,000
Common Stock Issued and Outstanding	~~4,309,319~~ 4,270,193	~~1,436,440~~ 1,423,398	~~430,932~~ 427,019	~~215,466~~ 213,510
Number of Shares of Common Stock Reserved for Issuance (2)	~~27,340,890~~ 27,392,632	~~9,113,630~~ 9,130,877	~~2,734,089~~ 2,739,263	~~1,367,045~~ 1,369,632
Number of Shares of Common Stock Authorized but Unissued and Unreserved	~~18,347,294~~ 18,334,678	~~39,449,098~~ 39,444,893	~~46,834,729~~ 46,833,468	~~48,417,365~~ 48,416,734
Price per Share, based on the closing price of our Common Stock on September 9, 2026	$1.29	3.87	12.90	25.80

1.	The Reverse Split will not have any impact in the number of shares of common stock we are authorized to issue under our Charter.

2.	Includes (i) options to purchase an aggregate of 12,858 shares of common stock with a weighted average exercise price of $37.42 per share, (ii) 750,000 shares of common stock reserved for future issuance under the 2026 Plan, and (iii) ~~20,951,305~~26,629,774 shares of common stock reserved for future issuance under the Financings.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock and Series A Preferred as of September 9, 2026 by:

●	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our shares of common stock and Series A Preferred;

●	each of our directors;

●	each of our named executive officers; and

●	all of our directors and executive officers as a group.

The table is based on information provided to us by our directors, executive officers and principal stockholders. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including stock options and warrants that are exercisable within 60 days of September 9, 2026. To our knowledge, except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Shares of common stock underlying derivative securities, if any, that are currently exercisable or exercisable within 60 days after September 9, 2026 are deemed to be outstanding in calculating the percentage ownership of the applicable person or group but are not deemed to be outstanding as to any other person or group. Percentage of beneficial ownership is based on ~~4,309,319~~4,270,193 shares of common stock and 1,611 shares of Series A Preferred outstanding as of the date of the table.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Polar Power, Inc., 249 E. Gardena Boulevard, Gardena, California 90248.

Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock	%	Number of Shares of Series A Preferred	%	Total Voting %

Arthur D. Sams (2)	806,229	~~18.7~~18.8%	-	-	~~18.7~~18.8%
Luis Zavala (3)	12,592	*	-	-	*
Keith Albrecht (4)	1,429	*	-	-	*
Michael Field	2,679	*	-	-	*
Jim Ahern	-	-	-	-	-
Menachem “Menny” Shalom	-	-	-	-	-
Lewis Wilks	-	-	-	-	-
All directors and executive officers as a group (7 persons) (5)	822,929	~~19.0~~19.2%	-	-	~~19.0~~19.2%
CFI Capital LLC (6)	~~478,281~~473,939	9.99%	-	-	9.99%
Monroe Street Capital Partners, LP (7)	~~478,281~~473,939	9.99%	-	-	9.99%
Mandragola Ltd. (8)	~~478,281~~473,939	9.99%	-	-	9.99%
LU2 Holdings LLC (9)	~~478,281~~473,939	9.99%	778	48.3%	9.99%
CL Investment Group LLC (10)	~~478,281~~473,939	9.99%	833	51.7%	9.99%

*	Less than 1%.

Terms used in this Amendment No. 2 that are not defined in this Amendment No. 2 have the meanings given to them in the Proxy Statement.

The date of this Amendment No. 2 is October 9, 2026.